Exhibit 99.1

October 24, 2014 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2014

NORTH LIBERTY, IOWA - October 24, 2014 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and nine month period ended September 30, 2014.

Financial Results

Heartland Express (the "Company") ended the third quarter of 2014 with operating revenues of $217.1 million, a 66.2% increase, compared to $130.6 million operating revenues in the third quarter of 2013. Net income for the third quarter of 2014 was $22.7 million, compared to $15.9 million, a 43.3% increase. Basic earnings per share were $0.26 in the quarter compared to $0.19 earnings per share in the third quarter of 2013, a 36.8% increase. Operating revenues for the quarter included fuel surcharge revenues of $42.4 million compared to $26.7 million in the same period of 2013. Operating income for the three-month period was positively impacted by a $6.8 million increase in gains on disposal of property and equipment and a 37.5% decrease in net fuel expense per mile. However, third quarter earnings per share were negatively impacted by approximately $0.02 per share due to manufacturer's delays in the delivery of new tractors, resulting in lower than expected gain on sale of equipment. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 83.3% and an 10.5% net margin (net income as a percentage of operating revenues) in the third quarter of 2014 compared to 80.1% and 12.1%, respectively in the third quarter of 2013.

For the nine month period ended September 30, 2014 the Company had operating revenues of $668.4 million, net income of $63.3 million, and $0.72 earnings per share compared to $398.9 million, $54.7 million, and $0.65, respectively for the same nine month period ended September 30, 2013. Operating revenues increased 67.5% primarily due to increased miles associated with the Gordon Trucking, Inc. ("GTI") acquisition on November 11, 2013. Operating income increased 14.1% for the nine month period and was positively impacted by a $2.9 million increase in gains on disposal of property and equipment and a 26.5% decrease in net fuel expense per mile. The Company posted an operating ratio (operating expenses as a percentage of operating revenues) of 85.4% and a 9.5% net margin (net income as a percentage of operating revenues) in the nine months ended September 30, 2014 compared to 78.5% and 13.7%, respectively for the same period of 2013.

Freight demand continued to be strong throughout the quarter as the Company experienced above normal volumes of freight across the entire United States. All regions of the country were strong, with some like the west coast being extremely overbooked. Loads turned down throughout the quarter were the highest the Company has seen since before the recession.

Operating results continue to be favorably impacted by the GTI acquisition although the Company and the industry continue to be challenged by the shortage of qualified drivers. Recruiting, retention, and responding to concerns of our drivers continue to be a primary focus of the Company. In addition, the Company continues to develop operational efficiencies and synergies post GTI acquisition, and during the third quarter achieved the integration to a single information technology platform across the Company. Further efficiencies and synergies will continue to be realized going forward because of this integration and our new ability to be operationally in sync.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2014, the Company had $23.3 million in cash balances and $21.0 million in borrowings under the Company's $250 million unsecured line of credit. Borrowings under the line of credit bore interest at a weighted average interest rate of 0.78%. The Company had $224.6 million in available borrowing capacity on the line of credit at September 30, 2014 after consideration of outstanding letters of credit. The Company is in compliance with associated financial covenants. The Company's debt balance decreased $54.0 million from December 31, 2013 due to net repayments during the nine months ended September 30, 2014. Since the high point of the Company's debt borrowings of $76.7 million in December of 2013, the Company has had net debt repayments of $55.7 million. Pursuant to the terms of the credit agreement, the borrowing capacity will be reduced to $225.0 million on November 1, 2014. The Company ended the quarter with total assets of $751.6 million.

The average age of the Company's tractor fleet was 2.1 years as of September 30, 2014 compared to 2.0 at September 30, 2013. During the third quarter of 2014 the Company took delivery of 293 new tractors and has approximately 460 new tractors scheduled for delivery prior to the end of the year. The new tractors have been and will continue to be a mix of International ProStar Plus and Freightliner Cascadia models. The average age of tractors is currently expected to decrease throughout the remainder of 2014 and into 2015. The average age of the Company's trailer fleet was 4.3 years at September 30, 2014 compared to 3.2 years at September 30, 2013. During the third quarter of 2014 the Company took delivery of 441 trailers and has approximately 200 new trailers scheduled for delivery prior to the end of 2014. By the end of 2014 the Company currently anticipates that its trailer fleet will be 86% 2008 and newer model years. The Company will continue to take advantage of a favorable used trailer market into 2015. It is currently estimated that the Company's dry-van trailer fleet will be 100% 2011 and newer model years by the end of 2015.

Net cash flows from operations for the first nine months of 2014 continued to be strong at 19.3% of operating revenues or $129.0 million. The primary uses of cash during the nine month period ended September 30, 2014 were $54.0 million for the repayment of long-term debt obligations and net capital expenditures of $56.7 million related to tractor and trailer fleet upgrades. The Company currently anticipates net capital expenditures of approximately $65.0 million in the fourth quarter of 2014 to fund revenue equipment purchases for units delivered as of September 30, 2014 and additional units to be delivered in the fourth quarter. The Company currently anticipates a total of $122.0 million in net capital expenditures for the 2014 calendar year. The Company ended the past twelve months with a return on total assets of 10.7% and an 18.6% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on October 2, 2014. The Company has now paid cumulative cash dividends of $448.7 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past forty-five consecutive quarters. The Company has also repurchased approximately $80.5 million of common stock over the past five years.

Other Information

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
OPERATING REVENUE	$217,092	$130,645	$668,358	$398,909

OPERATING EXPENSES:
Salaries, wages, and benefits	$68,688	$39,556	$210,872	$121,093
Rent and purchased transportation	12,518	1,112	40,770	3,735
Fuel	53,435	39,261	175,998	120,876
Operations and maintenance	9,977	4,987	29,874	14,256
Operating taxes and licenses	5,189	1,972	15,354	6,856
Insurance and claims	5,155	2,016	16,621	9,620
Communications and utilities	1,564	767	4,947	2,239
Depreciation and amortization	27,754	15,117	78,996	47,112
Other operating expenses	7,779	4,334	24,465	11,839
Gain on disposal of property and equipment	(11,257)	(4,477)	(27,160)	(24,299)

	180,802	104,645	570,737	313,327

Operating income	36,290	26,000	97,621	85,582

Interest income	21	126	163	378

Interest expense	(97)	—	(384)	—

Income before income taxes	36,214	26,126	97,400	85,960

Federal and state income taxes	13,477	10,258	34,111	31,220

Net income	$22,737	$15,868	$63,289	$54,740

Earnings per share
Basic	$0.26	$0.19	$0.72	$0.65
Diluted	$0.26	$0.19	$0.72	$0.64

Weighted average shares outstanding
Basic	87,778	84,837	87,737	84,799
Diluted	87,923	85,038	87,921	85,041

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2014	2013
CURRENT ASSETS
Cash and cash equivalents	$23,323	$17,763
Trade receivables, net	87,235	84,400
Prepaid tires	10,089	6,999
Prepaid shop supplies	2,264	4,194
Other current assets	13,973	11,061
Income tax receivable	—	5,706
Deferred income taxes, net	14,990	14,177
Total current assets	151,874	144,300

PROPERTY AND EQUIPMENT	645,279	622,864
Less accumulated depreciation	182,842	173,605
	462,437	449,259
GOODWILL	100,212	98,686
OTHER INTANGIBLES, NET	16,971	18,746
OTHER ASSETS	20,127	13,850
	$751,621	$724,841
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$35,733	$26,912
Compensation and benefits	27,794	28,084
Insurance accruals	19,811	20,945
Other accruals	15,095	12,627
Income taxes payable	1,993	—
Total current liabilities	100,426	88,568
LONG-TERM LIABILITIES
Income taxes payable	17,963	20,089
Long-term debt	21,000	75,000
Deferred income taxes, net	78,103	61,948
Insurance accruals less current portion	66,790	67,965
Other long-term liabilities	10,984	13,618
Total long-term liabilities	194,840	238,620
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2014 and 2013; outstanding 87,779 in 2014 and 87,705 in 2013, respectively	907	907
Additional paid-in capital	3,638	5,897
Retained earnings	490,048	432,034
Treasury stock, at cost; 2,910 in 2014 and 2,984 in 2013, respectively	(38,238)	(41,185)
	456,355	397,653
	$751,621	$724,841